Exhibit 4.8

Cintas Corporation

Description of Securities
The summary of the general terms and provisions of the capital stock of Cintas Corporation (“Cintas,” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended (our “articles of incorporation”) and Amended and Restated By-laws (our “by-laws” and, together with our articles of incorporation, our “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Charter Documents and the applicable provisions of the Washington Business Corporation Act (the “WBCA”) for additional information.

General
Our authorized capital stock consists of 425,000,000 shares of common stock, without par value, and 100,000 shares of preferred stock, without par value.

Dividends on Capital Stock
The board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Common Stock
The holders of our common stock are entitled to one vote for each share for all matters submitted to shareholders for a vote at every meeting of the shareholders. Our by-laws provide that, except as required by law or our Charter Documents, all matters will be decided by the vote of the majority of the votes cast. Each director is to be elected by the vote of the majority of the votes cast with respect to that director’s election; provided, if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, then each director shall be elected by the vote of a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to shareholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive rights to subscribe for or purchase any additional stock or securities of Cintas.

Preferred Stock
We may issue preferred stock in series with rights and preferences as authorized by our board of directors. including:

•	the title of the series;

•	the voting rights of the holders of the preferred stock of such series;

•	the dividends, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed;

•	the preference, if any, to which holders of the preferred stock of such series will be entitled upon our liquidation;

•	the right, if any, of holders of the preferred stock of such series to convert their preferred stock into common stock; and

•	any other material terms of the series.

Provisions of Our Articles of Incorporation and Washington Law that May Have an Anti-Takeover Effect
Article NINTH of our articles of incorporation limits and reserves the right of shareholders to call special meetings of the shareholders to holders of 50% or more of the shares of all classes of Cintas outstanding and entitled to vote at any such meeting.

Article TWELFTH of our articles of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the shares entitled to vote.

Article FOURTEENTH of our articles of incorporation provides that no “business combination” may be effected with an “interested shareholder”-i.e., the beneficial owner of 15% or more of Cintas’ voting securities-for a period of five years following the date that such shareholder became an interested shareholder, unless approved by the affirmative vote of the holders of outstanding voting securities of Cintas entitled to exercise two-thirds of the combined voting power of Cintas and by the affirmative vote of two-thirds of the voting securities beneficially owned by disinterested shareholders. The definition of “business combination” includes, but is not limited to:

•
a merger or consolidation of Cintas or any subsidiary with or into an interested shareholder or any of its affiliates or any other entity if the merger or consolidation was caused by an interested shareholder;

•
the sale, lease, exchange, mortgage, pledge, transfer or other disposition, whether in one transaction or a series of transactions, by Cintas or any subsidiary to an interested shareholder or any of its affiliates of assets that have an aggregate market value equal to 10% or more of the aggregate market value of Cintas’ consolidated assets or all of Cintas’ outstanding stock;

•	a reclassification of securities of Cintas, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the interested shareholder’s voting power;

•
the receipt by the interested shareholder or any of its affiliates of the benefit of a loan, guarantee, pledge or other financial benefit from Cintas or any subsidiary, except proportionately as a shareholder;

•	any action by an interested shareholder which results in the termination of Cintas’ existence as a corporation formed under the WBCA; or

•	the adoption of a plan of liquidation or dissolution of Cintas proposed by or on behalf of the interested shareholder.

These provisions are not applicable if the business combination is approved by a majority of directors who are not associates or affiliates of such a 15% beneficial owner.

Article FOURTEENTH of our articles of incorporation also requires that any person who acquires more than 15% of Cintas’ voting securities without prior director approval must offer to purchase for cash all outstanding voting securities, securities convertible into voting securities, and options, warrants or rights to purchase voting securities or securities convertible into voting securities of Cintas. The offer price must be the higher of the highest price paid by that person, adjusted for a control premium, or the highest recent market price.

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless, among other options, the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities or by a majority of the members of the target corporation’s board of directors and two-thirds of the target corporation’s shareholders entitled to vote at the time of or subsequent to the business transaction. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with provisions specified in the statute requiring that a shareholder receive a fair price. A corporation may not “opt out” of this statute.

The provisions of our articles of incorporation and Washington law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a shareholder or other entity to acquire control of Cintas. These provisions may also make more difficult an attempt by a shareholder or other entity to remove management.